EMPLOYMENT AGREEMENT
FOR
RODERICK H. DILLON, JR.
This Employment Agreement (the “Agreement”) is entered into this 1st day of January, 2016, by and between Diamond Hill Capital Management, Inc. (hereinafter referred to as the “Employer”) and Roderick H. Dillon, Jr. (hereinafter referred to as the “Executive”).
WHEREAS, the Executive is currently employed as the Chief Executive Officer of Diamond Hill Investment Group, Inc. (“DHIL”), the parent company to the Employer pursuant to the terms of an employment agreement containing a term of employment in such capacity that ends on December 31, 2015; and
WHEREAS, upon the expiration of the term of that employment agreement, the Executive and the Employer desire that the Executive continue his employment with the Employer as a portfolio manager (“PM”) pursuant to the terms of this Agreement.
NOW, THEREFORE, and in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which is agreed to by the parties, the Employer and the Executive hereby mutually agree as follows:
1.    Employment and Duties.
a.     PM Responsibilities. The Employer hereby employs the Executive, and the Executive hereby accepts continued employment with the Employer upon the terms and conditions hereinafter set forth. The Executive will serve the Employer as the PM, Co-PM or Assistant PM of Diamond Hill Investment Partners and the Diamond Hill Long Short Fund. In such capacity, the Executive will be assigned at least one co-portfolio manager or one assistant portfolio manager for each Fund that he manages. The Executive will report directly to the Chief Executive Officer of the Employer (the “CEO”) and have all powers, duties, and obligations as are normally associated with his position.
b.     Responsibilities to Newly Established Division. On or before December 31, 2016, the Employer will establish a new operating division (the “Division”) to which the Executive will provide services during the term of this Agreement. For bookkeeping purposes, the operations of the Division (i.e. all revenues and expenses) will be maintained separately from the other operations of the Employer. During the term of this Agreement, the Executive will lead the Division and will report directly to the CEO. All compensation payable to the Executive for his duties to the Division will be paid pursuant to the terms of this Agreement. Unless both parties agree in writing to retain the Division as an operating division of the Employer, the Division will be converted into an entity under the control of the Employer (“NewCo”) as soon as practical following the calendar quarter during which the Division reaches $250,000,000 in assets under management. In the event that NewCo is established, all revenues and associated expenses of the Division will flow into NewCo. Upon the inception of NewCo, the Executive will be granted a 20% ownership interest in such entity in exchange for the contribution by the Executive of certain assets and services. The common shares provided to the Executive evidencing his ownership interest in NewCo shall be subject to a restriction requiring the Executive to sell such shares to the Employer if he desires, at any time, to sell such shares. The amount to be paid to the Executive by the Company upon any sale described in the preceding sentence shall be determined by an independent third party appraiser that is mutually agreed to both by the Executive and the Employer. In addition, the Executive shall be granted a right of first refusal allowing him to purchase the shares of NewCo held by the Employer in the event that the Employer wishes to sell such shares. The operations of NewCo will be governed by the terms of an operating agreement between the Employer and the Executive. The provisions of such operating agreement will include, but not be limited to, a description of (i) the management structure of NewCo; (ii) the amount of time that the Executive will devote to NewCo; (iii) the staff and resources to be devoted to NewCo; and (iv) a framework for the allocation of shared expenses of employees of the Employer who will also provide services to NewCo.
2.    Term of Employment. The term of the Executive’s employment under this Agreement will begin on January 1, 2016 (the “Effective Date”). The Agreement will continue through the five-year period ending on the day before the fifth anniversary date of the Effective Date, subject, however, to prior termination, as herein provided.
3.    Compensation.
a.    Salary. The Executive will receive an initial annual base salary of $200,000, which may be increased on an annual basis, but not decreased without the Executive’s written consent, at the CEO’s discretion during the term of this Agreement. In the event that the CEO increases the Executive’s initial base salary, the amount of the initial base salary, together with any increase(s) will be his base salary (hereinafter referred to as the “Base Salary”). The Base Salary will be payable in accordance with the Employer’s regular payroll payment practices.
b.    Annual PM Bonus. Each calendar year during the term of this Agreement, the Executive will be eligible for a bonus related to his PM duties. Such bonus will be determined based upon the same criteria used to determine incentive compensation for the other PM’s of the Employer at that time. All bonus payments to be made pursuant to this Paragraph 3(b) will be paid to the Executive in either cash or equity awards under the Employer’s equity incentive plan in the calendar year following the calendar year for which such bonus is earned and payable no later than March 15th thereof.
c.    Annual Division Bonus. Each calendar year during the term of this Agreement, the Executive will be eligible for a bonus related to his duties to the Division. Such bonus will be equal to 20% of the Net Revenue of the Division for such year. For this purpose, “Net Revenue” of the Division will be determined based upon the Division’s management fee, less contractual waivers as disclosed in the applicable prospectus, less external third party fund administrative expenses. Upon the expiration of the term of this Agreement, in the event that the Employer has not established NewCo, for each calendar year thereafter during which NewCo is not in existence, the Executive will continue to receive an annual payment equal to 20% of the Net Revenue of the Division for each such year. All payments to be made pursuant to this

Paragraph 3(c) will be paid to the Executive in cash in the calendar year following the calendar year for which such amount is earned and payable no later than March 15th thereof.
4.    Fringe Benefits and Expenses.
a.    Fringe Benefits. The Employer will provide the Executive with all health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, deferred compensation programs, paid holidays, paid vacation, perquisites, and such other fringe benefits of employment as the Employer may provide from time to time to actively employed PM’s of the Employer. In addition, the Executive will receive additional paid vacation as agreed upon between the Employer and the Executive. Notwithstanding any provision contained in this Agreement, the Employer may discontinue or terminate at any time any employee benefit plan, policy or program, now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and will not be required to compensate the Executive for such discontinuance or termination.
b.    Expenses. The Employer shall reimburse the Executive for all reasonable travel, industry, entertainment, and out-of-pocket and miscellaneous expenses incurred by the Executive in connection with the performance of his business activities under this Agreement in accordance with the existing policies and procedures of the Employer pertaining to reimbursement of such expenses to PM’s, including reasonable travel expenses related to the Executive’s travel to Ohio from his primary base of employment in Florida. In addition, the Employer agrees to reimburse the Executive for reasonable legal expenses in connection with the review and analysis of this Agreement by an attorney selected by the Executive, in an amount not to exceed $10,000.
5.    Termination of Employment. Wherever used in this Paragraph 5, the word “terminate” or “termination” shall mean a “separation from service” of the Executive from the Employer within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation § 1.409A-1(h), except in the event of the Executive’s death.
a.    Death of Executive. The Executive’s employment hereunder will terminate upon his death and the Executive’s beneficiary (as designated by the Executive in writing with the Employer prior to his death) will receive the following payments and benefits within thirty (30) days following the date of the Executive’s death:
i. any Base Salary that is accrued but unpaid, the value of any unused vacation (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment; and
ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs, including a pro-rata portion of the annual bonus payment specified in Section 3(b) above, and such payment shall be made no later than March 15th of the calendar year following the calendar year for which such bonus is earned (the payments described in Paragraphs 5(a)(i) and (ii) are hereinafter collectively referred to as the “Accrued Obligations”).
In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive him, the Accrued Obligations will be paid to the Executive’s estate.
b.    Disability. The Executive’s employment hereunder may be terminated by the Employer upon 45 days written notice from the Employer following the determination that the Executive suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means that the Executive is determined to be disabled under the terms of the Employer’s long term disability insurance. In the event that the Employer elects to terminate the Executive’s employment pursuant to this subparagraph, the Executive will receive the Accrued Obligations within thirty (30) days following the date of his termination of employment.
c.    Termination of Employment for Cause. The Employer may terminate the Executive’s employment upon written notice at any time for “Cause” if such Cause is reasonably determined by the CEO (provided the Executive does not fully cure the effect of the event giving rise to “Cause” to the Employer’s reasonable satisfaction within thirty (30) days following his receipt of notice of termination from the Employer). For purposes of this Agreement, the term “Cause” means that the Executive has:
i. caused the Employer or any entity under common control with the Employer (an “Affiliate”), other than pursuant to the advice of the Employer’s legal counsel, to violate a law which, in the opinion of the Employer’s legal counsel, is reasonable grounds for a civil or criminal enforcement action by the U.S. Securities and Exchange Commission or other regulatory agency, civil penalties in excess of $250,000 or criminal penalties against the Employer, an Affiliate or the Board of Directors of DHIL;
ii. engaged in conduct which constitutes a material violation of the established written policies or procedures of the Employer regarding the conduct of its employees, including policies regarding the Employer’s Compliance Program, sexual harassment of employees and use of illegal drugs or substances in the course of his employment with the Employer;
iii. committed fraud, or acted with willful misconduct or gross negligence, in carrying out his duties under this Agreement;
iv. been convicted of any crime involving moral turpitude or a violation of federal or state securities or investment adviser laws; or
vi. committed a breach of any material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement.
In the event that the Employer terminates the Executive’s employment for Cause, the Executive will receive the Accrued Obligations (but for purposes of this Section 5(c) only, shall not include any portion of the annual bonus payment specified in Section 3(b) above) within thirty (30) days following the date of his termination of employment.
d.    Termination Without Cause. The Employer may terminate the Executive’s employment for any reason upon ninety (90) days prior written notice to the Executive. If the Executive’s employment is terminated by the Employer for any reason other than the reasons set forth in subparagraphs (a), (b) or (c) of this Paragraph 5, subject to the applicable provisions of Section 409A of the Code, the Executive will receive the following payments and benefits within thirty (30) days following the date of his termination of employment:
i. the Accrued Obligations; and
ii. a single lump sum payment equal to twelve (12) months of the Base Salary applicable to the Executive on the date of termination of employment.
e.    Voluntary Termination by Executive. The Executive may resign and terminate his employment with the Employer for any reason whatsoever upon not less than one hundred eighty (180) days prior written notice to the Employer. In the event that the Executive terminates his employment voluntarily pursuant to this Paragraph 5(e), the Executive will receive the Accrued Obligations within thirty (30) days following the date of his termination of employment.
f.    End of Term of Agreement. In the event that the Executive remains employed by the Employer at the end of the term of this Agreement, the terms of this Agreement shall terminate. Under such circumstances, the Executive will continue as an “at will” employee of the Employer and will continue to perform the duties of a PM of the Employer. From and after any termination of the Executive's employment for any reason, the Employer will continue to have a non-exclusive, royalty-free license to use the Dillon Valuation Model (the “DVM”) and the Diamond Hill Valuation-Weighted Model (the “DHVW”) in connection with the Employer's business.
6.    Intellectual Property. The Executive agrees to communicate to the Employer, promptly and fully, and to assign to the Employer all intellectual property developed or conceived solely by the Executive, or jointly with others, during the term of his employment, which are within the scope of either the Employer’s business or the business of an affiliate of the Employer, or which utilized Employer materials or information. For purposes of this Agreement, “intellectual property” means inventions, discoveries, business or technical innovations, creative or professional work product, or works of authorship but shall not include the DVM or the DHVW, which shall at all times be and remain owned by the Executive. The Executive further agrees to execute all necessary papers and otherwise to assist the Employer, at the Employer’s sole expense, to obtain patents, copyrights or other legal protection as the Employer deems fit. Any such intellectual property is to be the property of the Employer whether or not patented, copyrighted or published.
7.    Assignment and Survivorship of Benefits. The rights and obligations of the Employer under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer, if the Employer shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Employer are transferred to another company, then the provisions of this Agreement will be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision will apply in the event of any subsequent merger, consolidation, or transfer.
8.    Notices. Any notice given to either party to this Agreement will be in writing, and will be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:
If to the Employer:    Diamond Hill Capital Management, Inc.
325 John H. McConnell Blvd., Suite 200
Columbus, Ohio 43215
Attn.: CEO

If to the    Roderick H. Dillon, Jr.
Executive:    At the last address on file
    with the Employer
9.    Indemnification. The Executive shall be indemnified by the Employer to the extent provided in the case of officers under the Employer's Articles of Incorporation or Regulations, to the maximum extent permitted under applicable law. The Employer shall use commercially reasonable efforts to continue its Director and Officer Liability Insurance ("DOL Insurance") under substantially similar terms and with claim limits not lower than $10,000,000 or the amounts as in existence prior to the termination of employment. The DOL Insurance shall be maintained for at least seven (7) years from termination of employment and without limiting the foregoing, the Executive shall not be excluded from coverage under the DOL Insurance during such period.
10.    Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Employer to the Executive will be subject to withholding of such amounts relating to taxes as the Employer may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Employer may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.
11.    Arbitration; Enforcement of Rights. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, will be settled by arbitration in the city of Columbus, Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with seeking in good faith to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, will be paid by the Employer, to the extent permitted by law, provided that the Executive is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement.
In the event that the Employer refuses or otherwise fails to make a payment when due and is ultimately decided that the Executive is entitled to such payment, such payment will be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by Bank of America, and in effect as of the date the payment was first due.
12.    Governing Law/Captions/Severance. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement will not be part of the provisions hereof, and will have no force or effect. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.
13.    Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement of the parties. However, by signing this Agreement, the Executive agrees without any further consideration, to consent to any amendment necessary to avoid penalties under Code Section 409A.
14.    Section 409A of the Code. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code, as applicable, and, to the maximum extent permitted by law, shall be operated, administered and construed consistent with this intent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
DIAMOND HILL CAPITAL MANAGEMENT, INC.

By:	/s/ Christopher M. Bingaman
Christopher M. Bingaman
Chief Executive Officer

/s/ Roderick H. Dillon, Jr.
Roderick H. Dillon, Jr.